                                                                  Exhibit 12.2

                 ALCO STANDARD CORPORATION AND SUBSIDIARIES
                     RATIO OF EARNINGS TO FIXED CHARGES
                           (dollars in thousands)

                                       Six Months
                                         Ended
                                        March 31,      Fiscal Year Ended September 30
                                                       ------------------------------
                                          1994      1993      1992      1991      1990      1989
                                          ----      ----      ----      ----      ----      ----
Earnings
- --------
 Income from continuing operations     $ 69,875   $  7,615   $104,217   $ 76,642   $ 64,300   $ 81,106

Add:
  Loss From unconsolidated affiliate      1,893      2,538
  Provision for income taxes             46,570     16,984     68,303     49,160     47,160     16,711
  Fixed charges                          46,490     86,615     70,168     68,748     66,361     51,412
                                       --------   --------   --------   --------   --------   --------
Earnings, as adjusted    (A)           $164,828   $113,752   $242,688   $194,550   $177,821   $149,229
                                       ========   ========   ========   ========   ========   ========

Fixed charges
- -------------
  Other interest expense, including
   interest on capital leases          $ 35,108   $ 63,851   $ 51,203   $ 53,173   $ 52,942   $ 40,062
  Estimated interest component of
   rental expense                        11,382     22,764     18,965     15,575     13,419     11,350
                                       --------   --------   --------   --------   --------   --------
Total fixed charges       (B)          $ 46,490   $ 86,615   $ 70,168   $ 68,748   $ 66,361   $ 51,412
                                       ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges
           (A) divided by (B)               3.5        1.3*       3.5        2.8        2.7        2.9
                                            ---        ---        ---        ---        ---        ---

- ---------

* Includes the effect of a pre-tax restructuring charge in the amount of $175 million for fiscal 1993, further described in Alco Standard Corporation's 1993 Annual Report on Form 10-K (as amended by Form 10-K/A), as filed with the Securities and Exchange Commission.